Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AETHERIUM ACQUISITION CORP", FILED IN THIS OFFICE ON THE THIRD DAY OF APRIL, A.D. 2023, AT 3:15 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5841693 8100
SR# 20231270524

Authentication: 203065722
Date: 04-03-23

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AETHERIUM ACQUISITION CORP.

April 3, 2023

Aetherium Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is "Aetherium Acquisition Corp." The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 2021.

2. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 29, 2021 (the "**Amended and Restated Certificate of Incorporation**").

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

"(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option, if any) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "**SEC**") on July 21, 2021, as amended (the "**Registration Statement**"), shall be deposited in a trust account (the "**Trust Account**"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the "**Trust Agreement**"). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by April 3, 2023 (fifteen (15) months from the closing of the Offering) (the "**Original Termination Date**"), subject to twelve one-month extensions from the Original Termination Date until April 3, 2024, provided that, pursuant to the terms hereof and the Corporation's amended Trust Agreement, the Corporation deposits into the Trust Account $150,000, for each month extended, in the Corporation's sole discretion whether to exercise one or more extensions, (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open) (the "**Deadline Date**") and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "**Offering Shares**") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "**Public Stockholders**."

5. This Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the vote of shareholders holding the requisite number of shares required pursuant to the the Amended and Restated Certificate of Incorporation at a duly held shareholder meeting.

IN WITNESS WHEREOF, Aetherium Acquisition Corp. has caused this Amendment to the Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

Aetherium Acquisition Corp.

By: /S/ Jonathan Chan
Name: Jonathan Chan
Title: Chief Executive Officer